Exhibit 99.1

Item 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Maui Land & Pineapple Company, Inc.

Kahului, Hawaii

We have audited the accompanying consolidated balance sheets of Maui Land & Pineapple Company, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maui Land & Pineapple Company, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Emerging Issues Task Force of the Financial Accounting Standards Board (“FASB”) (“EITF”) Issue No. 06-8, Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66 for Sales of Condominiums on January 1, 2008, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2007, and Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006.

We have not audited any financial statements of the Company for any period subsequent to December 31, 2008.  However, as discussed in Note 21 to the consolidated financial statements, the Company’s recurring losses and negative cash flows from operations through September 30, 2009 and deficiency in stockholders’ equity at September 30, 2009 raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are also described in Note 21.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii
March 30, 2009
(December 28, 2009 as to Note 21)

MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2008	2007	2006
	(in thousands except share amounts)
OPERATING REVENUES
Product revenues	$44,364	$118,190	$137,741
Service revenues	34,469	35,880	41,156
Total Operating Revenues	78,833	154,070	178,897
OPERATING COSTS AND EXPENSES
Cost of product revenues	40,255	55,107	65,488
Cost of service revenues	40,621	37,452	39,253
Shipping and marketing	16,788	16,450	16,528
General and administrative	42,125	37,998	41,939
Impairment—deferred development costs (Note 3)	10,634	—	—
Pineapple restructuring charges (Note 7)	—	8,455	—
Total Operating Costs and Expenses	150,423	155,462	163,208
Operating Income (Loss)	(71,590)	(1,392)	15,689
Equity in income (losses) of affiliates (Note 4)	(18,839)	16,832	(5,340)
Interest expense	(2,436)	(2,647)	(775)
Interest income	553	985	1,367
Income (Loss) Before Income Taxes	(92,312)	13,778	10,941
Income Tax Expense (Benefit)	(12,916)	5,767	3,716
NET INCOME (LOSS)	(79,396)	8,011	7,225
Pension Benefit Adjustment net of taxes of $0, $597 and $(1,335)	(16,778)	1,061	(2,373)
COMPREHENSIVE INCOME (LOSS)	$(96,174)	$9,072	$4,852
EARNINGS (LOSS) PER COMMON SHARE
Basic	$(9.98)	$1.03	$1.00
Diluted	$(9.98)	$1.02	$0.98
Average Common Shares Outstanding
Basic	7,959,472	7,802,282	7,259,534
Diluted	7,959,472	7,862,956	7,347,694

See Notes to Consolidated Financial Statements

MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,668	$1,991
Accounts receivable, less allowance of $658 and $327 for doubtful accounts	5,509	10,227
Refundable income taxes	4,662	—
Inventories
Pineapple products	807	1,112
Real estate	3,254	3,255
Merchandise, materials, and supplies	5,676	6,801
Prepaid expenses and other assets	600	371
Deferred income taxes	—	3,364
Real estate held for sale (Note 1)	18,963	—
Total Current Assets	53,139	27,121
PROPERTY
Land	9,905	9,907
Land improvements	57,131	55,469
Buildings	57,290	60,364
Machinery and equipment	82,814	87,033
Construction in progress	5,102	25,850
Total Property	212,242	238,623
Less accumulated depreciation	96,002	98,076
Net Property	116,240	140,547
INVESTMENT IN AFFILIATES	41,683	59,792
OTHER ASSETS	37,138	43,716
TOTAL	$248,200	$271,176
LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$45,000	$1,251
Current portion of capital lease obligations	1,050	380
Trade accounts payable	8,183	15,776
Payroll and employee benefits	5,525	6,041
Income taxes payable	1,492	992
Other accrued liabilities	6,334	3,865
Total Current Liabilities	67,584	28,305
LONG-TERM LIABILITIES
Long-term debt	88,959	58,453
Capital lease obligations	1,982	1,624
Accrued retirement benefits	43,798	29,349
Deferred income taxes	—	9,462
Deferred revenues	4,991	6,683
Other noncurrent liabilities	9,198	7,033
Total Long-Term Liabilities	148,928	112,604
COMMITMENTS AND CONTINGENCIES (Note 19)
STOCKHOLDERS’ EQUITY
Common stock—no par value, 23,000,000 and 9,000,000 shares authorized, 8,021,248 and 7,959,154 shares issued and outstanding	34,791	34,168
Additional paid in capital	8,363	6,769
Retained earnings	6,558	90,576
Accumulated other comprehensive loss	(18,024)	(1,246)
Stockholders’ Equity	31,688	130,267
TOTAL	$248,200	$271,176

See Notes to Consolidated Financial Statements

MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Three Years Ended December 31, 2008

(in thousands)

	Common Stock		Additional Paid in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
Balance, January 1, 2006	7,255	$14,186	$2,930	$75,540	$(1,476)	$91,180
Adjustment to initially apply FASB Statement No. 158, net of tax					1,542	1,542
Minimum pension liability, net of tax					(2,373)	(2,373)
Stock option exercises	25	694				694
Stock compensation expense			2,063			2,063
Vested restricted stock issued	8	288	(288)			—
Tax benefit from stock compensation			38			38
Net income				7,225		7,225
Balance, December 31, 2006	7,288	15,168	4,743	82,765	(2,307)	100,369
Cumulative impact of adoption of FASB Interpretation No. 48				(200)		(200)
Minimum pension liability, net of tax					1,061	1,061
Private placement of common stock	517	14,944				14,944
Stock option exercises	71	1,422				1,422
Stock compensation expense			4,684			4,684
Vested restricted stock issued	83	2,634	(2,634)			—
Tax benefit deficiency from stock compensation			(24)			(24)
Net income				8,011		8,011
Balance, December 31, 2007	7,959	34,168	6,769	90,576	(1,246)	130,267
Cumulative impact of adoption of EITF No. 06-8, net of tax				(4,622)		(4,622)
Pension benefits adjustment (Note 13)					(16,778)	(16,778)
Stock option exercises	1	14				14
Stock compensation expense			2,752			2,752
Vested restricted stock issued	93	1,107	(1,107)			—
Shares cancelled to pay tax liability	(32)	(498)				(498)
Tax benefit deficiency from stock compensation			(51)			(51)
Net loss				(79,396)		(79,396)
Balance, December 31, 2008	8,021	$34,791	$8,363	$6,558	$(18,024)	$31,688

See Notes to Consolidated Financial Statements

MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
OPERATING ACTIVITIES
Net Income (Loss)	$(79,396)	$8,011	$7,225
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation	13,131	11,868	12,374
Stock based compensation	2,752	4,684	2,063
Equity in (income) losses of affiliates	18,839	(16,845)	5,336
Gain on property disposals	(2,836)	(45,593)	(30,465)
Deferred income taxes	(4,085)	1,910	(906)
Change in derivative liabilities and accretion of interest	(4,992)	—	—
Impairment charges	10,634	—	—
Changes in operating assets and liabilities:
Accounts receivable	1,030	13,446	(629)
Inventories	1,520	6,856	(719)
Trade accounts payable	(4,412)	1,160	(3,693)
Income taxes payable	(4,162)	446	(2,083)
Deferred revenues	(1,692)	2,885	(8,941)
Other operating assets and liabilities	1,872	3,592	206
NET CASH USED IN OPERATING ACTIVITIES	(51,797)	(7,580)	(20,232)
INVESTING ACTIVITIES
Purchases of property	(13,909)	(24,443)	(45,874)
Proceeds from disposals of property	8,942	49,815	44,071
Capital distributions from affiliates	—	2,346	—
Contributions to affiliates	(8,156)	(33,218)	(11,735)
Payments for other assets	(4,106)	(10,143)	(12,954)
NET CASH USED IN INVESTING ACTIVITIES	(17,229)	(15,643)	(26,492)
FINANCING ACTIVITIES
Proceeds from long-term debt	153,400	130,450	112,600
Payments of long-term debt	(70,304)	(121,798)	(72,365)
Payments on capital lease obligations	(721)	(107)	(310)
Stock option exercises	14	1,422	694
Stock issuance	—	14,944	—
Debt issuance cost and other	(1,686)	(840)	32
NET CASH PROVIDED BY FINANCING ACTIVITIES	80,703	24,071	40,651
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,677	848	(6,073)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,991	1,143	7,216
CASH AND CASH EQUIVALENTS AT END OF YEAR	$13,668	$1,991	$1,143
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year:
Interest (net of amounts capitalized)	$4,445	$2,112	$793
Income taxes (refunds)	$(4,229)	$3,860	$6,672

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

•                  Property acquired under capital leases was $1,532,000, $2,038,000, and $81,000 in 2008, 2007 and 2006, respectively.

•                  Amounts included in trade accounts payable for additions to property and other investments totaled $2,010,000, $2,046,000 and $2,359,000 at December 31, 2008, 2007 and 2006, respectively.

See Notes to Consolidated Financial Statements

MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The consolidated financial statements include the accounts of Maui Land & Pineapple Company, Inc. and its subsidiaries, primarily Maui Pineapple Company, Ltd. and Kapalua Land Company, Ltd. The Company’s principal operations include production and sale of pineapple products, resort operations, and real estate development and sales. Significant intercompany balances and transactions have been eliminated.

LIQUIDITY

The Company incurred an operating loss of $71.6 million and negative cash flow from operations of $51.8 million for the year ended December 31, 2008. On March 30, 2009, the Company has borrowings of almost $100 million outstanding (Notes 5 and 21) and approximately $11.7 million available under existing lines of credit. In March 2010, $70 million of the Company’s available credit matures. This credit is comprised of two revolving credit facilities, both of which have financial covenants requiring a minimum of $10 million in liquidity and limitations on new indebtedness. Failure to satisfy any of the covenants or to otherwise default under either of the credit agreements would result in the outstanding borrowings to become immediately due and would also cause a default under the other credit agreement and the $40 million senior secured convertible notes issued in July 2008. If the Company defaults under the senior secured convertible notes, the holders of such notes may require the Company to redeem the notes, in which case the Company would also be required to pay a redemption premium equal to 115% multiplied by (i) the principal and accrued and unpaid interest under the note, or (ii) the highest closing sale price of the Company’s common stock during the period between the event of default and delivery of redemption notice multiplied by the number of shares of our common stock into which a note is then convertible. The Company would have been out of compliance at December 31, 2008 with certain financial covenants under the line of credit agreement and the revolving loan agreement had it not amended the agreements as discussed in the following paragraph. At December 31, 2008 these factors raised significant uncertainty about the Company’s ability to continue as a going concern.

In response to these matters, the Company has undertaken several financial and strategic initiatives to restructure the terms of its credit agreements and generate cash flow from a variety of sources, including the sale of several real estate assets. In March 2009, the Company sold the Plantation Golf Course (PGC) for $50 million (see Note 21) and $45 million of the sales proceeds were applied to partially repay outstanding borrowings. In conjunction with the PGC sale, the Company amended its line of credit agreement to extend the maturity date to March 2010 and all financial covenants were eliminated, except for a minimum liquidity requirement and limitations on new indebtedness. The Company also amended its revolving loan agreement in March 2009 to suspend financial covenants through 2009, except for a minimum liquidity requirement and limitations on additional indebtedness. In return for the suspension of the covenants, the maturity date of the revolving loan was accelerated to March 2010 from June 2011. The Company is currently in discussions with both lenders to further restructure its line of credit and revolving loan agreements to extend the maturity dates beyond 2010, and to increase the amounts available under the line of credit agreement based, in part, on a re-appraisal of the properties securing the line of credit and by providing additional properties as collateral under the agreement. In addition, the Company has taken several other actions to reduce cash outflows including reducing its headcount by about 100 personnel (approximately 10% of employees) in March 2009, as well as other measures to reduce operating expenses. The Company also plans to sell selected real estate assets in 2009 to provide additional liquidity. As a result of these actions, the Company believes it will be able to continue to be in compliance with its covenants under its borrowing arrangements and will continue operating as a going concern.

COMPREHENSIVE INCOME

Comprehensive income includes all changes in Stockholders’ Equity, except those resulting from capital stock transactions. Comprehensive income includes the pension benefit adjustment (see Note 10).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, deposits in banks and commercial paper with original maturities of three months or less at the time of purchase.

INVENTORIES

The Company’s fresh fruit and processed juice inventories are stated at cost, not to exceed net realizable value using the first-in, first-out (“FIFO”) method. The Company accounts for the costs of growing pineapple in accordance with the “annual accrual method,” which has been used by Hawaii’s pineapple and sugarcane growers since the 1950s. Under this method, revenues and costs are determined on the accrual basis, and pineapple production costs incurred during a year are charged to the costs of crops harvested during that year. These costs include land preparation and planting, cultivation, irrigation, crop development, harvesting and hauling to the packing facility. They also include certain overhead costs that are directly related to the growing of pineapple. Accordingly, no costs are assigned to the growing (unharvested) crops. The annual accrual method is the most appropriate method of accounting for the costs of growing pineapple because of the pineapple’s crop cycle (18 to 48 months) and the uncertainties about fruit quality and the number of crops to be harvested from each planting (one to three crops). AICPA Statement of Position No. 85-3 (“SOP”), Accounting by Agricultural Producers and Agricultural Cooperatives, states that all direct and indirect costs of growing crops should be accumulated and growing crops should be reported at the lower of cost or market. However, the SOP does not apply to growers of pineapple and sugarcane in tropical regions because tropical agriculture (of which pineapple and sugarcane production in Hawaii are examples) differs greatly from agriculture in temperate regions of the mainland United States. The Company’s growing (unharvested) crops generally consisted of approximately 2,000 acres that are expected to yield up to 52 tons per acre for the first crop harvested. The Company’s growing crops are in various stages of development, and will be harvested principally in the years 2009 through 2011.

Real estate is stated at the lower of cost or fair value less cost to sell. These costs generally include direct on-site construction costs, offsite improvement costs, planning and permitting costs for the project, and the cost of the land.

Merchandise, materials and supplies are stated at cost, not in excess of fair value, using the retail and average cost methods. Merchandise inventories are retail inventories held for sale at the Kapalua Resort. Materials and supply inventories include amounts for both the Agriculture and the Resort segments.

REAL ESTATE HELD FOR SALE

Real estate held for sale at December 31, 2008 includes the net book value of the buildings and land improvements located on an approximately 25-acre parcel of land in Kahului, Maui. The Company’s Board of Directors approved the sale of the Kahului property in the fourth quarter of 2008 and the property is currently being actively marketed. The Kahului property includes the Company’s administrative offices, a fresh fruit packing facility and a former cannery site.

INVESTMENT IN AFFILIATES

Investments in affiliates, partnerships, and limited liability companies, over which the Company exercises significant influence, but not control, are accounted for using the equity method.

Investments in unconsolidated affiliates are reviewed for impairment whenever there is evidence of a loss in value. An investment is written down to fair value if the impairment is considered to be other-than-temporary. In evaluating the fair value of an investment, the Company reviews the discounted projected cash flows associated with the investment and other relevant information. In evaluating whether an impairment is other-than-temporary, the Company considers all available information, including the length of time and extent of the impairment, the financial condition and near-term prospects of the affiliate, the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and projected industry and economic trends, among others. In 2008, the Company evaluated its investment in Kapalua Bay Holdings, LLC (“Bay Holdings”) for impairment. As a result of this process, the Company recorded an other-than-temporary impairment loss of $37.8 million. In determining the fair value of an investment and assessing whether any identified impairment is other-than-temporary, significant estimates and considerable judgment are involved. These estimates and judgments are based, in part, on the Company’s current and future evaluation of economic conditions in general, as well as Bay Holdings’ current and future plans. These impairment calculations contain additional uncertainties because they also require management to make assumptions and apply judgments to, among others, estimates of future cash flows, probabilities related to various cash flow scenarios, and appropriate discount rates. Changes in these and other assumptions could affect the projected operational results of Bay Holdings and, accordingly, may require valuation adjustments to the Company’s investment in Bay Holdings that may materially impact the Company’s financial condition or its future operating results. For example, if current market conditions continue to deteriorate or Bay Holdings’ plans change, additional impairment charges may be required in future periods, and those charges could be material.

OTHER ASSETS

Deferred costs are primarily real estate development costs related to various projects at the Kapalua Resort that will be allocated to future income-producing development projects. In 2008, the Company evaluated its deferred costs related to real estate developments for impairment and, as a result of this process, the Company recorded an impairment loss of $10.6 million (see Note 3).

Cash surrender value of life insurance policies is reflected net of loans against the policies.

PROPERTY AND DEPRECIATION

Property is stated at cost. Major replacements, renewals and betterments are capitalized while maintenance and repairs that do not improve or extend the life of an asset are charged to expense as incurred. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are written off and the resulting gains or losses are included in income. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method generally over three to 25 years.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the assets’ net book values exceed their fair value. The Company has evaluated certain long-lived assets for impairment; however, no impairment charges were recorded as a result of this process, other than impairment charges recorded for deferred development costs (see Note 3). These asset impairment loss analyses require management to make assumptions and apply considerable judgments to, among others, estimates of the timing and amount of future cash flows, expected useful lives of the assets, uncertainty about future events, including changes in economic conditions, changes in operating performance, changes in the use of the assets, and ongoing cost of maintenance and improvements of the assets, and thus, the accounting estimates may change from period to period. If management uses different assumptions or if different conditions occur in future periods, the Company’s financial condition or its future operating results could be materially impacted.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company accounts for all derivative financial instruments, such as interest rate swap agreements and the derivative liability related to its convertible debt, by recognizing the derivative on the balance sheet at fair value, regardless of the purpose or intent of holding them. Changes in the fair value will be recognized in interest expense.

EMPLOYEE BENEFIT PLANS

The Company’s policy is to fund pension cost at a level at least equal to the minimum amount required under federal law, but not more than the maximum amount deductible for federal income tax purposes.

The Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 158 (“SFAS 158”), Employers’ Accounting for Defined Benefits Pension and Other Postretirement Plans as of December 31, 2006. The Standard requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur though comprehensive income. The pension asset or liability is the difference between the plan assets at fair value and the projected benefit obligation as of year end.

Deferred compensation plans for certain management employees provide for specified payments after retirement. The present value of estimated payments to be made is accrued over the period of active employment. In 1998, future benefits under these plans were terminated (see Note 10).

The estimated cost of providing postretirement health care and life insurance benefits is accrued over the period employees render the necessary services.

REVENUE RECOGNITION

Product revenues primarily include the sales of pineapple, retail merchandise at the Kapalua Resort, sales of real estate inventories and revenues from the sale of non-core land parcels (land not used in the Company’s core operations). Service revenues primarily include revenues from golf course operations, revenues from the Kapalua Villas rental program, lease revenues and real estate commission income.

Revenues from the sale of pineapple products are recognized when title and risk of loss to the product are transferred to the customer. The timing of transfer of title varies according to the shipping and delivery terms of the sale.

Sales of real estate are recognized as revenues in the period in which sufficient cash has been received, collection of the balance is reasonably assured and risks of ownership have passed to the buyer. The Company uses the percentage-of-completion method to recognize revenues and profits from the sale of residential land parcels where the Company is obligated to construct improvements (roads, sidewalks, drainage, and utilities) after the closing of the sale. Under this method, revenues are recognized over the construction improvement period on the basis of costs incurred as a percentage of expected total costs to be incurred. Bay Holdings also uses the percentage-of-completion method for its sales of condominiums (see Note 4).

Rental income is recognized on a straight-line basis over the terms of the leases. Also included in rental income are certain percentage rents determined in accordance with the terms of the leases. Rental income arising from tenant rents that are contingent upon the sales of the tenant exceeding a defined threshold are recognized only after the contingency has been resolved (e.g., sales thresholds have been achieved).

Revenues from other activities are recognized when delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

INTEREST CAPITALIZATION

Interest costs are capitalized during the construction period of major capital projects.

ADVERTISING AND RESEARCH AND DEVELOPMENT

The costs of advertising and research and development activities are expensed as incurred. Advertising costs are included in shipping and marketing costs, and research and development costs are included in operating expenses in the consolidated statements of operations.

LEASES

Leases that transfer substantially all of the benefits and risks of ownership of the property are accounted for as capital leases. Amortization of property under capital leases is included in depreciation expense. Other leases are accounted for as operating leases. Rentals under operating leases are recognized on a straight-line basis.

INCOME TAXES

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return (see Note 13).

The Company’s provision for income taxes is calculated using the liability method. Deferred income taxes are provided for all temporary differences between the financial statement and income tax bases of assets and liabilities using tax rates enacted by law or regulation. A valuation allowance is established for deferred income tax assets if management believes that it is more likely than not that some portion or all of the asset will not be realized through future taxable income.

STOCK COMPENSATION PLANS

The Company adopted SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), effective January 1, 2006, using the modified prospective application transition method. The Company had previously accounted for its stock-based compensation arrangements under SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) requires all share-based payments, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. Under the modified prospective method, awards that were granted, modified, or settled on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123(R). The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Future actual amounts could differ from these estimates.

RISKS AND UNCERTAINTIES

Factors that could adversely impact the Company’s operations or financial results include, but are not limited to, the following: continued unfavorable economic conditions in Hawaii and the mainland United States that result in a further decline in the market demand for the Company’s products and services; numerous risks related to the Company’s investments in real property which could be impacted by unfavorable economic conditions, interest rates, and availability of financing; untimely completion of land development projects within forecasted timing and budget; inability to obtain land use entitlements at a reasonable cost; unfavorable legislative decisions by the County of Maui; the cyclical market demand for luxury real estate on Maui; increased competition from other luxury real estate developers on Maui; the Company’s limited guarantees to complete development of the Residences at Kapalua Bay project; failure of joint venture partners to perform; environmental regulations; competition from other agriculture producers; adverse weather conditions and natural disasters; failure of the Company’s consignment arrangement to sell fresh pineapple; inability to find a title sponsor for the Company’s LPGA or other events; availability of reliable and low-cost transportation to serve customers; being located apart from the United States mainland makes the Company more sensitive to economic factors; failure to comply with restrictive financial covenants in the Company’s credit arrangements; an inability to achieve the Company’s short and long-term goals and cash flow requirements; future impairment charges of long-lived assets or investments; and inadequate internal controls.

NEW ACCOUNTING PRONOUNCEMENTS

As of January 1, 2008, the Company and its equity method investee, Bay Holdings (see Note 4) adopted the provisions of the Emerging Issues Task Force of the FASB (“EITF”) Issue No. 06-8, Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66, Accounting for Sales of Real Estate (“SFAS No. 66”), for Sales of Condominiums (“EITF 06-8”). EITF 06-8 requires condominium sales to meet the continuing investment criterion in SFAS No. 66 in order for profit to be recognized under the percentage-of-completion method. For sales through 2007 that do not meet the continuing investment criteria in SFAS No. 66, EITF 06-8 requires that such transactions be accounted for using the deposit method with profits being deferred until the sales qualify for percentage-of-completion, or full accrual accounting in later periods. The cumulative effect for the Company of applying EITF 06-8, including its share of Bay Holdings’ cumulative effect was $4,622,000 (net of income tax effect) and is reported as a charge to retained earnings as of January 1, 2008.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. SFAS 161 requires enhanced disclosures about (i) how and why derivative instruments are used; (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended; and (iii) how derivative instruments and related hedged items affect the Company’s financial position, results of operations, and cash flows. SFAS 161 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the disclosures in the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires that a noncontrolling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest be identified in the consolidated financial statements. It also calls for consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation. SFAS 160 is effective for the Company on January 1, 2009. The Company does not expect the adoption of SFAS 160 to have a material effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R broadens the guidance of SFAS141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS 141R expands on required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS 141R is effective for the Company on January 1, 2009. The Company does not expect the adoption of SFAS 141R to have a material effect on its consolidated financial statements.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares from stock- based compensation arrangements had been issued.

Diluted earnings (loss) per common share is computed on the assumption that the shares of nonvested restricted stock are issued for an amount based on the grant date market price of the shares and that the outstanding stock options are exercised. The treasury stock method is applied to determine the number of potentially dilutive shares for nonvested restricted stock and stock options. Convertible debt is assumed to be converted by applying the if-converted method.

Reconciliation between average number of shares outstanding and the average number of shares outstanding after the effect of dilutive shares follows:

	2008	2007	2006
Average number of shares outstanding	7,959,472	7,802,282	7,259,534
Effect of dilutive securities:
Outstanding stock options and non-vested restricted stock	—	60,674	88,160
Average number of shares outstanding after effect of dilutive shares	7,959,472	7,862,956	7,347,694

The computation of average dilutive shares outstanding excluded 587,902, 623,280, and 433,540 of non-qualified stock options to purchase common stock, non-vested restricted stock and common stock issuable upon assumed conversion of convertible debt (see Note 11) for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts were excluded because the options’ effect would be anti-dilutive.

2. INVENTORIES

At December 31, 2008, pineapple inventories consist of (finished goods) fresh fruit and processed juice products at First-in, First-out (“FIFO”) cost. At December 31, 2007, finished goods inventories were comprised of fresh fruit at a FIFO cost of $1.0 million and processed juice products at a Last-In, First-Out (“LIFO”) cost of $112,000. The replacement cost of the LIFO inventories at year-end 2007 was approximately $628,000. In 2007 and 2006, there were partial liquidations of LIFO inventories; thus, cost of product revenues included prior years’ inventory costs, which were lower than current costs. Had current costs been charged to cost of product revenues, income before income taxes for 2007 and 2006 would have decreased by $4.3 million and $2.3 million, respectively.

Effective January 1, 2008, the Company changed its method of accounting for pineapple juice inventory from the LIFO method to the FIFO method, which is the method used for fresh pineapple fruit inventory. The Company did not apply the accounting change to its previous inventories of processed solid-pack pineapple products, as the Company ceased all processing and canning of solid-pack pineapple products in 2007 and had no inventory as of January 1, 2008. The Company expects that a single method of accounting for both fresh fruit and processed juice will improve the clarity of the Company’s financial results by more clearly reflecting periodic income. The Company believes the FIFO method is preferable to the LIFO method because it 1) provides better matching of inventory costs to revenues, 2) eliminates the non-cash earnings that have resulted from past LIFO liquidations and from future liquidations that are likely to occur, 3) better reflects the physical flow of inventories, and 4) more closely reflects the current cost of inventories on the Company’s consolidated balance sheet. The effect of the accounting change would not have been material to the Company’s previously issued condensed consolidated financial statements for quarterly periods during 2007, or to the Company’s consolidated financial statements for the years ended December 31, 2007 or 2006. As a result, the Company has not made any adjustments to reflect a retrospective application to its prior financial statements; rather the Company recorded the cumulative effect of this change of $326,000 (net of income taxes of $191,000) as a credit to cost of product revenues with associated increases in inventory and deferred tax liabilities.

3. OTHER ASSETS

Other Assets at December 31, 2008 and 2007 consisted of the following:

	2008	2007
	(in thousands)
Deferred costs	$25,436	$32,251
Deferred compensation plan contributions	3,095	4,670
Cash surrender value of life insurance policies (net)	91	1,791
Notes receivable from real estate sales	1,076	1,076
Note receivable from affiliate	3,600	—
Other	3,840	3,928
Total	$37,138	$43,716

In the fourth quarter of 2008, due to uncertainty in the real estate markets and to cash flow constraints, we delayed the start of construction of new development projects until internal and external conditions improve. Deferred development costs and construction in progress totaling $10.6 million were written off in the fourth quarter of 2008. Costs written off consisted of development plans that were abandoned and other pre-development work that are not expected to benefit existing projects and are not recoverable.

The Company maintained a non-qualified deferred compensation plan whereby management could make pre-tax deferrals of their salary and any cash bonus. Effective December 31, 2008, the plan ceased operations and all of the funds in the plan were distributed to the participants in February 2009.

In 2008, the Company cancelled substantially all company-owned life insurance policies and all policy loans were repaid. At December 31, 2007, cash surrender value of life insurance policies is stated net of policy loans, totaling $642,000. Interest rates on the loans were 5.75% to 8% and were payable upon the death of the insured or cancellation of the policies. The Company owned the insurance policies and the related cash surrender values, and had directly borrowed against such cash surrender values for general operating purposes. The loans were not provided by or on behalf of the Company to our officers and/or directors. The Company had the right to offset the loans against the proceeds received on maturity or cancellation of the policies; accordingly, the loans were presented as a reduction of the respective cash surrender values included in other noncurrent assets on the Company’s balance sheet.

4. INVESTMENT IN AFFILIATES

The Company’s investment in affiliates consists of the following as of December 31, 2008 and 2007:

	2008	2007
	(in thousands)
Kapalua Bay Holdings, LLC	$41,683	$59,792
Ritz-Carlton, Kapalua Hotel JV	—	—
	$41,683	$59,792

KAPALUA BAY HOLDINGS, LLC

The Company has a 51% ownership interest in Bay Holdings, which is the sole member of Kapalua Bay LLC, (“Kapalua Bay”). The other members of Bay Holdings through wholly owned affiliates are Marriott International Inc. (“Marriott”), 34%, and Exclusive Resorts LLC (“ER”), 15%. A 43% shareholder and director (as of December 31, 2008) of the Company through related companies is the majority owner of ER. Bay Holdings is not a variable interest entity, as defined in FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”). The Company accounts for its investment in Bay Holdings using the equity method of accounting because, although it has the ability to exercise significant influence over operating and financial policies, it does not control Bay Holdings through a majority voting interest. Under the LLC agreement, major decisions require the approval of either 75% or 100% of the membership interests. The Company has been designated as the managing member of Bay Holdings and as such manages the day-to-day affairs of the entity. Profits and losses of Bay Holdings are allocated in proportion to the members’ ownership interests, which approximate the estimated cash distributions to the members.

Upon formation of Kapalua Bay in 2004, the Company’s non-monetary contributions to Bay Holdings, including a 21-acre land parcel, were valued at $25 million by the members through arms-length negotiations. The land contribution was recorded by the Company in its investment in Bay Holdings at historical cost, which was nominal, and Bay Holdings recorded the contribution at its fair value of $25 million. The Company recorded its non-monetary capital contributions to Bay Holdings at the carrying values (carryover historical cost basis) of the assets contributed because the contributions are not the culmination of an earnings process. The historical cost basis of the land is nominal because it was acquired in the early 1900s. Through December 31, 2008, the Company has made cash contributions to Bay Holdings of $53.2 million.

The carrying amount of the Company’s investment in Bay Holdings of $41.7 million as of December 31, 2008, reflects an impairment charge of $37.8 million recorded by the Company in December 2008. Higher than expected project costs and estimated carrying costs as a result of the restructured financing described below, as well as slower anticipated sell-out of the project in the current market environment, has reduced the expected return from the project. As a result, the fair value of the project was less than its carrying value, which the Company believes represents an other-than-temporary impairment in the carrying value of the investment.

Bay Holdings is constructing a residential development on land that it owns at the site of the former Kapalua Bay Hotel, and a spa on an adjacent parcel of land that is owned by the Company and leased to Bay Holdings. The Kapalua Bay Hotel closed in April 2006 to prepare for the commencement of sales and marketing efforts for the whole and fractional condominium units that comprise the Residences at Kapalua Bay project. In June 2006, Bay Holdings began to enter into binding sales contracts and, in the second half of 2006, demolition and construction began. Sales of the whole units began in June 2006 and sales of the fractional residential units began in July 2006. In 2007, Bay Holdings began to recognize profit from binding sales contracts on the whole and fractional ownership condominiums on the percentage-of-completion method.

The Company’s 2008, 2007 and 2006 equity in the income (losses) of Bay Holdings was $18.9 million (excluding the effect of the $37.8 million impairment charge discussed above), $16.8 million and $(5.3) million, respectively. While sales at the Residences at Kapalua Bay project have continued throughout 2008 and early 2009, based on potential for an increase in default rates because of the current economic environment, Bay Holdings significantly increased the allowance for default reserves and the Company recorded equity in losses from the joint venture of $7.5 million in the fourth quarter. In 2007, as Bay Holdings began to recognize profit from the binding sales contracts on a percentage-of-completion method, the Company began to recognize a proportionate amount of the unrealized appreciation of the fair value of the land and other non-monetary contributions to Bay Holdings and other deferred costs related to the joint venture. This resulted in additional income, net of deferred costs, of $3.0 million for 2008 and $3.3 million for 2007, which is included in the Company’s equity in income (losses) of Bay Holdings.

As of January 1, 2008, Bay Holdings adopted EITF 06-8. The cumulative effect of adopting EITF 06-8 of $12.5 million was recorded as a reduction to Bay Holdings’ January 1, 2008 retained earnings, and the Company recorded its proportionate share of this adjustment to its opening retained earnings for 2008 (see Note 1).

In July 2006, Bay Holdings entered into a syndicated construction loan agreement with Lehman Brothers Holdings Inc. (“Lehman”) for the lesser of $370 million or 61.6% of the total projected cost of the project. Lehman’s commitment under the loan agreement was approximately 78% of the total. The loan is collateralized by the project assets, including the fee simple interest in the land owned by Bay Holdings, the adjacent spa parcel owned by the Company, and all of the sales contracts.

On September 15, 2008 Lehman filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. As a result of Lehman’s failure to comply with the loan agreement, the members of Bay Holdings advanced funds to the joint venture, which, when combined with funding received from lenders other than Lehman under the loan agreement, was sufficient to pay minimum progress payments due to the general contractor. In October 2008, the Company made an uncollateralized loan to Bay Holdings totaling $3.6 million which incurs interest at 16%.

On February 11, 2009, Kapalua Bay, Lehman, other lenders under the loan agreement, Swedbank and MH Kapalua Venture, LLC, an affiliate of Marriott, entered into an Amended and Restated Construction Loan Agreement (the “Amended Loan Agreement”). Pursuant to the Amended Loan Agreement, the aggregate amount that Kapalua Bay may borrow, including amounts previously funded under the loan agreement is approximately $354.5 million. The Company believes that this amount will be sufficient to fund the full development and completion of the project.

The Company and the other members of the joint venture continue to guarantee to the lenders completion of the project and each member’s pro rata share of costs and losses incurred by the lender as a result of the occurrence of specified triggering events during the term of the Amended Loan Agreement. The members’ guarantee to the lender does not include payment in full of the loan. The Company has recognized a liability of $968,000 at December 31, 2008, representing the estimated fair value of its obligation under these provisions.

The Company had an agreement with Bay Holdings to provide entitlement services relating to the receipt of governmental permits for the development projects. The fee to the Company for these services was $450,000, which in lieu of cash payment, was deemed to be contributed to the Company’s capital account in Bay Holdings in two equal installments in 2005 and 2006. The Company recorded income for 49% (amount attributable to the other members) of the fee earned in 2005 and 2006. In 2006, Bay Holdings entered into agreements with the Company to sell the spa, beach club improvements, and the sundry store to the Company upon completion. These agreements are currently being renegotiated. In addition, pursuant to a sales and marketing agreement, Bay Holdings paid $173,000, $98,000 and $341,000 to the Company in 2008, 2007 and 2006, respectively.

Summarized balance sheet information for Bay Holdings as of December 31, 2008 and 2007 and operating information for 2008, 2007 and 2006 are as follows:

	2008	2007
	(in thousands)
Restricted cash	$8,688	$8,861
Project development costs	358,413	201,098
Other assets, net	161,274	80,209
Total Assets	$528,375	$290,168
Construction loan and notes payable	$279,318	$85,000
Other liabilities	62,491	52,064
Total Liabilities	$341,809	$137,064
Members’ Capital	$186,566	$153,104

	2008	2007	2006
	(in thousands)
Revenues	$122,218	$121,229	$62
Costs and Expenses	90,993	94,659	10,324
Income (Loss) From Continuing Operations	31,225	26,570	(10,262)
Loss From Discontinued Operations	—	—	(221)
Net Income (Loss)	$31,225	$26,570	$(10,483)

A reconciliation of the Company’s equity in income (losses) of affiliates is as follows:

	2008	2007	2006
	(in thousands)
51% of Bay Holdings net income (loss)	$15,925	$13,551	$(5,346)
Recognition of unrealized appreciation of the fair value of the land contribution and other	3,010	3,281	6
Subtotal	18,935	16,832	(5,340)
Impairment charge on investment	(37,774)	—	—
Equity in income (losses) of affiliates	$(18,839)	$16,832	$(5,340)

RITZ-CARLTON, KAPALUA HOTEL JV

In March 2007, the Company sold the land underlying the Ritz-Carlton, Kapalua hotel to W2005 Kapalua/Gengate Hotel Holdings, L.L.C., (the “Hotel JV”) that owned the hotel and was the lessee under the long-term ground lease with the Company. Approximately 49 acres, with a nominal cost basis, were sold for $25 million in cash at closing and for a 21.4% interest in the Hotel JV, and the Company recognized a gain of $24.8 million on the partial sale of the land.

Profits and losses of the Hotel JV will be allocated in proportion to the members’ ownership interests, which approximate the estimated cash distributions to the members. The Company has the ability to exercise significant influence, but not control, over operating and financial policies of the Hotel JV and accounts for its investment in the Hotel JV using the equity method. The Hotel JV is not a variable interest entity as defined in FIN 46(R).

The Company’s carrying value of its interest in the Hotel JV is $0 and, accordingly, the Company is not recording its share of the equity in losses in the Hotel JV because the Company is neither guaranteeing the obligations of the Hotel JV nor is it committed or expected to fund future obligations or losses of the Hotel JV.

Certain dilution provisions provide that should the Company choose not to fund additional cash calls, if any, its interest will be reduced by the aggregate amount of the increase in the percentage interests of all contributing members, but in no event shall the Company’s percentage interest be reduced below 10%. At December 31, 2008, the Company’s percentage interest in the Hotel JV was 15.9% reflecting dilution as a result of cash calls in which the Company chose not to participate in.

Concurrent with the Hotel JV Agreement, the Hotel JV entered into certain loan agreements with Lehman totaling $271.7 million and an amendment to an existing loan agreement of $20 million with Luxury Finance, LLC. The loans were principally for the purpose of acquiring the land from the Company, repaying existing debt, and completing a rooms conversion project and comprehensive refurbishment of the hotel. The Company is not liable for the repayment of the loans, but is liable for any loss suffered by the lenders as a result of the Company’s fraudulent acts, misrepresentation or certain other triggering events, up to 10.71% of the then outstanding loan balances. The Company has recognized a liability of $93,000, representing the estimated fair value of its obligations under these provisions.

5. FINANCING ARRANGEMENTS

During 2008, 2007 and 2006, the Company had average borrowings outstanding of $111.5 million, $39.1 million, and $29.5 million, respectively, at average interest rates of 5.0%, 7.7% and 7.4%, respectively. At December 31, 2008, the Company had unused long-term credit lines of $11.7 million.

Long-term debt at December 31, 2008 and 2007 consisted of the following (interest rates represent the rates at December 31):

	2008	2007
	(in thousands)
Revolving loan and line of credit, 3.25% to 3.48% and 6.23% to 6.54%	$102,800	$43,500
Senior secured convertible notes, 5.875%	31,159	—
Term loan, 6.93%	—	9,726
Equipment loans, 6.05% to 6.93%	—	6,478
Total	133,959	59,704
Less current portion	45,000	1,251
Long-term debt	$88,959	$58,453

On July 28, 2008, the Company concluded a securities purchase agreement with certain institutional accredited investors and issued an aggregate of $40 million in principal amount of senior secured convertible notes (the “convertible notes”), bearing 5.875% interest per annum payable quarterly in cash in arrears beginning October 15, 2008, resulting in proceeds of $38,365,000 (net of issuance costs of $1,635,000).

The convertible notes are convertible, at any time following their issuance, into shares of common stock of the Company at an initial conversion price of $33.50 per share, which is equal to an initial conversion rate of 29.8507 shares per $1,000 principal amount of the convertible notes. The conversion price is subject to (i) standard weighted-average anti-dilution protection, and (ii) to an automatic reset 18 months following the closing of the financing at the lower of the then current conversion price and 115% of the closing bid price of the common stock as reported on the NYSE on the adjustment date; provided, that, with respect to the reset adjustment, in no event shall the conversion price be reset below $30.00 per share. The convertible notes are not convertible to the extent that their conversion would cause the holder to be the beneficial owner of more than 4.99% of our common stock immediately after giving effect to such conversion. The convertible notes are secured by specified assets of the Company.

Further, if an adjustment to the conversion price would result in any investor owning in excess of (i) such investor’s FIRPTA Cap (as defined in the convertible notes) on an as converted basis (without regard for any limitations of conversion set forth in the convertible notes) or (ii) the Exchange Cap Allocation (as defined in the convertible notes), then in lieu of the full anti-dilution adjustment, the conversion price will be reduced to the conversion price that would result in such note being convertible into such number of shares of common stock equal to the lower of the investor’s FIRPTA Cap or Exchange Cap Allocation, as applicable (without regard to any limitations on conversion set forth in the convertible note), and, in addition, no later than five business days following the date of conversion of the convertible note, such investor shall receive a cash payment from the Company equal to the product of (x) the closing bid price of our common stock on such conversion date and (y) the number of shares of common stock in excess of such FIRPTA Cap or Exchange Cap Allocation, as applicable, that would have otherwise been issuable without regard to such limitation and any other limitations on conversion set forth in the convertible note.

The convertible notes mature on July 15, 2013. However, at any time after the second anniversary of the closing, the Company has the right, but not the obligation, to require the investors to convert their convertible notes into shares of our common stock at the then applicable conversion price if the average of the daily volume weighted average price of the Company’s common stock is 175% of the conversion price then in effect for 20 out of 30 consecutive trading days.

On the third anniversary of the closing, each holder of the convertible notes has the right to require the Company to redeem all or any portion of such convertible note at a redemption price equal to 100% of the principal amount of the convertible note being redeemed, plus accrued and unpaid interest thereon. Upon the occurrence of a change of control of the Company, each convertible note holder will have the right to require the Company to repurchase all or any portion of such convertible note at a repurchase price equal to 100% of the principal amount of the convertible note being redeemed, plus accrued and unpaid interest thereon. If a convertible note holder elects to convert its convertible note in connection with a change of control, the Company will pay a make-whole premium to such convertible note holder, unless (i) at least 90% of the consideration, excluding cash payments for fractional shares, in such change of control consists of shares of capital stock of the surviving or resulting entity that are listed on, or immediately after the transaction or event will be listed on, a national securities exchange and as a result of such transaction or transactions the convertible notes become convertible into or exchangeable or exercisable for such capital stock of the surviving or resulting entity and such entity has assumed the obligations under the convertible note or (ii) the Company continues to be the successor entity and the common stock continues to be listed on a national securities exchange. The make-whole premium table included in the convertible notes sets forth the number of additional shares to be paid depending upon the effective date of the change of control triggering the make-whole premium payment and the price paid per share of common stock in the change of control.

Additionally, the convertible notes may become immediately due and payable upon an “event of default,” as defined in the convertible notes, such as the suspension from trading on the NYSE for more than 10 days in any 365-day period, failure to pay convert notes timely or to pay amounts due under the agreement, or bankruptcy. If a convertible note is redeemed in connection with an event of default, the Company may be required to pay a redemption premium, in which case the redemption amount would equal 115% multiplied by (i) the principal and accrued and unpaid interest under the convertible note, or (ii) the highest closing sale price of the Company’s common stock during the period between the event of default and delivery of redemption notice multiplied by the number of shares of the Company’s common stock into which a convertible note is then convertible.

The conversion features of the convertible notes including the make-whole premium (“conversion features”) gave rise to an embedded derivative instrument that is required to be accounted for separately in accordance with SFAS No. 133 and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the Company bifurcated the fair value of the conversion features of the convertible notes which was determined to be $10.1 million on July 28, 2008, and was recorded as a derivative liability carried at fair value, with changes in fair value being recorded in earnings. At December 31, 2008, the fair value of the derivative liability was approximately $2.7 million, and the $7.4 million reduction in fair value was recorded as a credit to interest expense. As a result of the bifurcation, the carrying value of the convertible notes was $29.9 million which is being accreted to interest expense using the effective interest method to the stated value of the convertible notes of $40 million over the three-year term of the Notes. For 2008, such accretion amounted to $1.2 million and is recorded as interest expense.

In November 2007, the Company entered into a $90 million revolving line of credit secured by approximately 1,437 acres of the Company’s West Maui land. At the Company’s option, interest on advances will be based on the Administrative Agent’s prime rate or a one- to six-month LIBOR rate. Interest is due monthly and all outstanding principal and accrued interest was scheduled to be due on November 13, 2009. There are no commitment fees on the unused portion of the revolving facility. The line of credit agreement contains various representations, warranties, affirmative, negative and financial covenants and events of default customary for financings of this type. The initial advance at closing in November

2007, of approximately $16.1 million was used to repay all principal and interest due on the Company’s $30 million revolving credit agreement and such agreement was cancelled. At December 31, 2008, the Company had irrevocable letters of credit totaling $509,000 that were secured by this loan facility. The line of credit agreement includes certain financial covenants, including the maintenance of a minimum net worth, liquidity and interest coverage ratio, and maximum funded debt. At December 31, 2008, the Company would have been out of compliance with certain of these covenants and, in March 2009, the Company amended the line of credit agreement in order to be in compliance with certain financial covenants effective December 31, 2008. The agreement was further amended to eliminate all financial covenants except for the maintenance of minimum liquidity of $10 million and to limit additional indebtedness, to eliminate the limitations on the lenders’ recourse to recovery against the Company, to increase the interest rate on loan draws by 275 basis points as of April 1, 2009, and to require a re-appraisal of the collateral and a permanent pay down if the collateral value is less than 50% of the loan commitment. The properties are currently being re-appraised. In March 2009, the Company sold the Plantation Golf Course (PGC) for $50 million (see Note 21), which was included in the collateral securing the line of credit agreement. In consideration for release of the PGC from the collateral, $45 million of the sales proceeds were applied to partially repay outstanding borrowings and the credit limit under this facility was reduced to $45 million. In conjunction with the PGC sale, the Company amended the line of credit agreement to extend the maturity date to March 13, 2010 and, accordingly, classified the remaining outstanding principle of $32.8 million as a noncurrent liability at December 31, 2008 in the consolidated balance sheet. The Company is currently in discussions with the lender to restructure the line of credit agreement to extend the maturity date beyond 2010 and to increase the available credit under this agreement.

The Company has a $25.0 million revolving loan that is secured by certain parcels of the Company’s real property on Maui that matures in March 2010 (as amended). Commitment fees of .25% to .50% are payable on the unused portion of the revolving facility. At the Company’s option, interest rates on advances are adjustable to the prime rate or based on one-month to one-year LIBOR rates. The agreement included financial covenants for the maintenance of a minimum net worth and interest coverage ratio, and maximum permitted indebtedness and funded debt to capitalization ratio. At December 31, 2008, the Company would have been out of compliance with certain covenants and, in March 2009, the Company amended the agreement in order to be in compliance with all covenants effective December 31, 2008. These covenants were suspended through 2009 and replaced with covenants for the maintenance of minimum liquidity of $10 million and limitations on additional indebtedness. The line of credit agreement was also amended to eliminate the automatic extension of the draw period and maturity that was to occur on June 1, 2011, to change the maturity to March 2010, increase the interest rate on loan draws by 60 to 110 basis points, and to require a re-appraisal of the collateral and a permanent pay down or encumbrance of additional assets if the collateral value is less than 50% of the loan commitment.

A $9.7 million term loan and $6.5 million of equipment loans were repaid in 2008 with proceeds from the convertible debt and the revolving loans.

Maturities of long-term debt during the next five years, from 2009 through 2013, are as follows: $45,000,000 in 2009, $57,800,000 in 2010 and $31,159,000 in 2013.

6. FAIR VALUE

The Company adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008 for its financial assets and liabilities and there was no material impact to the consolidated financial statements. SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement is intended to enable the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

In July 2008, the Company issued $40 million in senior secured notes that are convertible in to the Company’s common stock (see Note 5). The conversion features related to the notes that gave rise to a derivative liability is recorded at fair value as of December 31, 2008.

In January 2008, the Company entered into interest rate swap agreements to reduce future cash flow variability for approximately two years on $55 million of variable rate debt. The effect of the agreements is to convert variable-rate interest, which was previously tied to 1-, 2-, 3- and 6-month LIBOR terms, to fixed-rate interest of approximately 4.4% based on a 2-year fixed LIBOR rate. The transactions were not designated as hedges under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and accordingly, the gains and losses resulting from the change in fair value from these interest rate swaps are recognized currently in interest expense.

Fair value measurements at December 31, 2008 using significant other inputs (Level 2) were as follows and are recognized as current liabilities on the Company’s consolidated balance sheet:

Interest rate swap agreements	$1,160,000
Derivative liability	$2,689,000

SFAS No. 157 is effective for the Company’s nonfinancial assets and liabilities on January 1, 2009; it is not expected to have a significant impact on the consolidated financial statements.

7. PINEAPPLE OPERATIONS RESTRUCTURING

In April 2007, the Company’s Board of Directors approved a comprehensive plan that would continue to shift the pineapple operations’ focus to fresh fruit sales. As part of this plan, the Company ceased substantially all canning and processing of solid-pack pineapple products effective as of June 30, 2007. The Company continues to process pineapple juice and has extended its fresh fruit line to include products for institutional accounts.

As a result of this restructuring, the Company eliminated 133 positions in its pineapple operations, including all but one of its California sales staff. Agreements were concluded to terminate a long-term purchase commitment for Champaka pineapple (a variety used principally for canning or juice) and to cancel the Company’s seven-year lease of its California sales office. Equipment, material and supplies related to the canning operations were sold to a third party auctioneer or written off. The net charges recorded in 2007 related to the restructuring of canning operations were as follows:

In thousands
Net loss on disposition of fixed assets, materials and supplies	$2,471
Loss on purchase supply contract and lease agreement	2,629
Employee severance	2,811
Other	544
Total	$8,455

At December 31, 2008, $900,000 related to the purchase supply contract remains unpaid.

8. REAL ESTATE SALES

In 2008, the Company sold approximately 111 acres of non-core Upcountry Maui property in three land sales transactions and recognized revenues of $4.4 million and pre-tax gains of $4.1 million.

In 2007, the Company sold approximately 683 acres of non-core Upcountry Maui property in five land sales transactions and recognized revenues of $19.9 million and a pre-tax gain of approximately $19.5 million. The Company also sold the approximately 49 acres of land underlying the Ritz-Carlton, Kapalua hotel and recorded a gain of $24.8 million (see Notes 4 and 12). In 2007, the Company recognized revenues of $14.7 million for the sale of lots at Honolua Ridge Phase II.

In 2006, the Company sold approximately 2,200 acres of non-core Upcountry Maui land in three land sales transactions, and recognized pre-tax gains of $31.6 million. In 2006, the Company recognized revenues of $26.2 million on a percentage-of-completion basis from lot sales at Honolua Ridge Phase II.

9. LEASING ARRANGEMENTS

LESSEE

The Company has capital leases, on equipment used in its Resort and Agriculture operations, which expire at various dates through 2014. At December 31, 2008 and 2007, property included capital leases of $3,384,000 and $2,308,000 (before accumulated amortization of $1,665,000 and $1,335,000, respectively). Future minimum rental payments under capital leases aggregate $3,465,000 (including $433,000 representing interest) and are payable for the next five years (2009 to 2013) as follows: $1,290,000, $944,000, $572,000, $319,000 and $259,000 respectively, and $81,000 thereafter.

The Company has various operating leases, primarily for land used in Agriculture operations, which expire at various dates through 2018. Total rental expense under operating leases was $1,342,000 in 2008, $1,288,000 in 2007 and $878,000 in 2006. Future minimum rental payments under operating leases aggregate to $2,536,000 and are payable during the next five years (2009 to 2013) as follows: $948,000, $662,000, $499,000, $308,000 and $82,000, respectively, and $37,000 thereafter.

LESSOR

The Company leases space in buildings, primarily to retail tenants. These operating leases generally provide for minimum rents and, in most cases, percentage rentals based on tenant revenues. In addition, the leases generally provide for reimbursement of common area maintenance and other expenses. Total rental income under these operating leases was as follows:

	2008	2007	2006
	(in thousands)
Minimum rentals	$989	$590	$665
Percentage rentals	840	1,280	1,925
Total	$1,829	$1,870	$2,590

Property at December 31, 2008 and 2007 includes leased property of $18,679,000 and $13,699,000, respectively (before accumulated depreciation of $4,874,000 and $4,322,000, respectively). As discussed in Note 4, the Company was the ground lessor of the land underlying the Ritz-Carlton, Kapalua hotel until the sale of the land in March 2007.

Future minimum rental income aggregates $5,103,000 and is receivable during the next five years (2009 to 2013) as follows: $961,000, $882,000, $613,000, $473,000 and $473,000, respectively, and $1,701,000 thereafter.

10. EMPLOYEE BENEFIT PLANS

The Company has defined benefit pension plans covering substantially all full-time, part-time and intermittent employees. Pension benefits are based primarily on years of service and compensation levels. The Company has defined benefit postretirement health and life insurance plans that cover primarily non-bargaining salaried employees and certain bargaining unit employees. Postretirement health and life insurance benefits are principally based on the employee’s job classification at the time of retirement and on years of service.

The measurement date for the Company’s benefit plan disclosures is December 31st of each year. The changes in benefit obligations and plan assets for 2008 and 2007, and the funded status of the plans, and assumptions used to determine benefit information at December 31, 2008 and 2007 were as follows:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
	(in thousands)
Change in benefit obligations:
Benefit obligations at beginning of year	$57,195	$58,109	$13,787	$13,257
Service cost	1,558	1,835	268	302
Interest cost	3,551	3,360	805	743
Actuarial (gain) loss	888	(1,970)	(972)	549
Special termination benefits	33	369	—	36
Curtailments	51	(248)	(474)	(411)
Benefits paid	(3,539)	(4,260)	(778)	(689)
Benefit obligations at end of year	59,737	57,195	12,636	13,787
Change in plan assets:
Fair value of plan assets at beginning of year	46,745	45,799	—	—
Actual return on plan assets	(12,836)	3,640	—	—
Employer contributions	1,353	1,566	777	687
Benefits paid	(3,539)	(4,260)	(777)	(687)
Fair value of plan assets at end of year	31,723	46,745	—	—
Funded status	$(28,014)	$(10,450)	$(12,636)	$(13,787)
Weighted average assumption used to determine benefit obligations at December 31:
Discount rate	6.250%	6.375%	6.250%	6.375%
Expected long-term return on plan assets	8.00%	8.00%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%

Curtailments in 2008 relate primarily to the termination of approximately 11% of the non-bargaining unit pension and postretirement plan participants. Special termination benefits and curtailments in 2007 primarily relate to the termination of Agriculture segment employees because of changes in the business.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefits in excess of plan assets were $59,737,000, $56,243,000 and $31,723,000, respectively as of December 31, 2008 and $57,195,000, $53,042,000 and $46,745,000, respectively as of December 31, 2007.

The accumulated postretirement benefit obligation for health care as of December 31, 2008 was determined using a health care cost trend rate of 8% and decreasing by .5% each year through 2013, and 5% thereafter. The effect of a 1% annual increase in these assumed cost trend rates would increase the accrued postretirement benefit obligation by approximately $1,247,000 as of December 31, 2008, and the aggregate of the service and interest cost for 2008 by approximately $140,000. A 1% annual decrease would reduce the accrued postretirement benefit obligation by approximately $1,028,000 as of December 31, 2008, and the aggregate of the service and interest cost for 2008 by approximately $113,000.

The amounts recognized on the Company’s consolidated balance sheets as of December 31, 2008 and 2007 were as follows:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
	(in thousands)
Current Liability	$(302)	$(278)	$(810)	$(753)
Noncurrent Liability	(27,712)	(10,172)	(11,826)	(13,034)
Net amounts recognized	$(28,014)	$(10,450)	$(12,636)	$(13,787)

Amounts recognized in accumulated other comprehensive (income) loss (before income tax effect of $0 and $701,000) at December 31, 2008 and 2007 are as follows:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
	(in thousands)
Net loss (gain)	$24,523	$7,827	$(6,747)	$(6,218)
Prior service cost (credit)	176	235	1	1
Net initial obligation (asset)	71	102	—	—
Net amounts recognized	$24,770	$8,164	$(6,746)	$(6,217)

Amounts in accumulated other comprehensive (income) loss at December 31, 2008 that are expected to be recognized as components of net periodic benefit cost in 2009 are as follows:

	Pension Benefits	Other Benefits
	(in thousands)
Net loss (gain)	$1,927	$(506)
Net transition obligation	16	—
Prior service cost	46	1
	$1,989	$(505)

Components of net periodic benefit cost and other amounts recognized in other comprehensive income were as follows:

	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
	(in thousands)
Pension benefits:
Service cost	$1,558	$1,835	$1,830	$268	$302	$328
Interest cost	3,551	3,360	3,278	805	743	770
Expected return on plan assets	(3,472)	(3,595)	(3,366)	—	—	—
Recognized net actuarial (gain) loss	471	425	658	(496)	(559)	(500)
Amortization of obligation (asset)	19	21	24	—	—	—
Amortization of prior service cost	50	47	47	1	(32)	(126)
Special termination benefits	33	369	—	—	36	—
Recognition of (gain) loss due to curtailment	102	28	74	(421)	(398)	(7)
Net expense	$2,312	$2,490	$2,545	$157	$92	$465
Other Changes in Plan Assets and Benefit
Obligations Recognized in Other
Comprehensive Income:
Net (gain) loss	$17,166	$(2,312)	$—	$(1,025)	$536	$—
Recognized gain (loss)	(470)	(425)	—	496	559	—
Prior service cost (credit)	15	48	—	—	—	—
Recognized prior service (cost) credit	(74)	(51)	—	(1)	32	—
Recognized net initial asset (obligation)	(31)	(45)	—	—	—	—
Total recognized in net benefit cost and comprehensive income	$16,606	$(2,785)	$—	$(530)	$1,127	$—

	2008	2007	2006
Weighted average assumptions used to determine net periodic benefit cost:
Pension benefits:
Discount rate	6.375%	6.0%	5.875%
Expected long-term return on plan assets	8.0%	8.0%	8.0%
Rate of compensation increase	3% - 4%	3% - 4%	3% - 4%
Other benefits:
Discount rate	6.375%	6.0%	5.875%
Rate of compensation increase	3% - 4%	3% - 4%	3% - 4%

The expected long-term rate of return on plan assets was based on historical total returns of broad equity and bond indices for ten to fifteen year periods, weighted against the Company’s targeted pension asset allocation ranges. These rates were also compared to historical rates of return on hypothetical blended funds with 60% equity securities and 40% bond securities.

The Company’s pension plan weighted-average asset allocations at December 31, 2008 and 2007, by asset category, were as follows:

Asset Category	2008	2007
Equity securities	61%	75%
Debt securities	32%	24%
Other	7%	1%

A pension committee consisting of certain senior management employees administers the Company’s defined benefit pension plans. The pension plan assets are allocated among approved asset types based on asset allocation guidelines and investment and risk-management guidelines set by the pension committee, and subject to liquidity requirements of the plans. The pension committee has set the following asset mix guidelines: equity securities 40% to 80%; debt securities 20% to 60%; international securities 0% to 10%; and cash or equivalents 0% to 10%.

The Company expects to contribute $2.5 million to its defined benefit pension plans and $835,000 to its other postretirement benefit plans in 2009. Estimated future benefit payments, which include expected future service, are as follows:

	Pension Benefits	Other Benefits
	(in thousands)
2009	$3,544	$835
2010	3,497	844
2011	3,554	843
2012	3,613	833
2013	3,749	829
2014 - 2018	20,855	4,224

The Company has investment and savings plans that allow eligible employees on a voluntary basis to make pre-tax contributions of their cash compensation. Substantially all employees are eligible to participate in one or more plans. No Company contributions were made to these plans in 2008, 2007 or 2006.

On October 1, 1998, deferred compensation plans that provided for specified payments after retirement for certain management employees were amended to eliminate future benefits. At the termination date, these employees were given credit for existing years of service and future vesting of additional benefits was discontinued. The present value of the benefits to be paid is being accrued over the period of active employment. As of December 31, 2008 and 2007, deferred compensation plan liabilities totaled $1,225,000 and $1,498,000, respectively.

11. STOCK COMPENSATION PLANS

The Company accounts for stock compensation arrangements in accordance with SFAS 123(R), Share-Based Payment. SFAS 123(R) requires all share- based payments, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

The total compensation expense recognized for stock-based compensation was $2,752,000, $4,684,000 and $2,063,000 for 2008, 2007 and 2006, respectively. The total tax benefit related thereto was $895,000, $1,355,000 and $743,000 for 2008, 2007 and 2006, respectively. Recognized stock compensation was reduced for estimated forfeitures prior to vesting primarily based on historical annual forfeiture rates of approximately 4.6%, 5.3% and 5.1% for 2008, 2007 and 2006, respectively. Estimated forfeitures will be reassessed in subsequent periods and may change based on new facts and circumstances.

Stock Options

In May 2006, the Company’s shareholders approved the 2006 Equity and Incentive Award Plan (the “2006 Plan”) and an increase in the number of shares of common stock authorized under the Articles of Association by 1,000,000 shares, all of which have been reserved for issuance under the 2006 Plan. The 2006 Plan provides that the administrator can grant stock options and other equity instruments. The terms of certain grant types follow general guidelines, but the term and conditions of each award can vary at the discretion of the administrator. With respect to awards granted to non-employee directors, the administrator of the 2006 Plan is the Board of Directors. The Compensation Committee of the Board is the administrator of the 2006 Plan for all other persons, unless the Board assumes authority for administration. Upon approval of the 2006 Plan, the Company’s Stock and Incentive Compensation Plan of 2003 (the “2003 Plan”) was terminated and no further grants will be made under that plan.

The 2003 Plan was approved by the Company’s shareholders in December 2003 and included 500,000 shares of common stock authorized for issuance. The Company also has a stock compensation agreement with its former President and Chief Executive Officer under which non-qualified stock options (133,333 shares) remain outstanding as of December 31, 2008.

A summary of stock option award activity as of and for the year ended December 31, 2008 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Grant-Date Fair Value	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value $(000)(1)
Outstanding at December 31, 2007	822,833	$32.51
Granted	130,000	$9.82	$4.27
Exercised	(500)	$27.25
Forfeited or Cancelled	(50,500)	$33.32	$13.21
Outstanding at December 31, 2008	901,833	$29.20	$12.01	4.3	$535
Exercisable at December 31, 2008	578,633	$32.31	$13.34	2.1	$—
Expected to Vest at December 31, 2008(2)	248,702	$23.62	$9.63	8.2	$412

(1)                                  For in the money options

(2)                                  Options expected to vest reflect estimated forfeitures.

Additional stock option information for the years ended December 31, 2008, 2007 and 2006 follows:

	2008	2007	2006
Weighted Average Grant-Date Fair Value For Options Granted During the Period	$4.27	$12.39	$15.76
Intrinsic Value of Options Exercised $(000)	4	759	80
Cash Received From Option Exercises $(000)	14	1,422	694
Tax Benefit From Option Exercises $(000)	—	—	—
Fair Value of Shares Vested During the Period $(000)	3,202	2,020	1,270

For the years ended December 31, 2008, 2007 and 2006 the fair value of the Company’s stock based awards to employees was estimated using the Black Scholes option pricing model and the following weighted average assumptions:

	2008	2007	2006
Expected Life of Options in Years	6.5	6.5	6.2
Expected Volatility	40.3%	31.6%	32.4%
Risk-free interest rate	2.2%	4.4%	5.0%
Expected dividend yield	—	—	—

•                  The expected life of the options represents expectations of future employee exercise and post-vesting termination behavior and was calculated using the “simplified” method for all of its plain vanilla options as allowed for in the SEC Staff Accounting Bulletin (“SAB”) 107, Share-Based Payment. The simplified method was used because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period that it has been issuing stock options.

•                  Expected volatility was based on the historical volatility of the Company’s common stock for a period equal to the option’s estimated life.

•                  The risk-free interest rate was based on U.S. Government treasury yields for periods equal to the expected term of the option on the grant date.

•                  The expected dividend yield is based on the Company’s current and historical dividend policy.

SFAS No. 123(R) requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. Estimated forfeitures will be reassessed in subsequent periods and may change based on new facts and circumstances.

As of December 31, 2008, there was $2,420,000 of total unrecognized compensation for awards granted under the stock options plans that is expected to be recognized over a weighted average period of 2.2 years.

Restricted Stock

In 2008, 84,250 shares of restricted stock were granted pursuant to the 2006 Plans, including 9,250 shares to new and re-elected directors and the remainder to certain management of the Company. The restricted shares vest as service is provided or vest subject to the achievement of certain performance measures. In 2008, 8,000 shares of restricted stock vested as the directors’ service requirements were met, and 2,000 restricted shares that were earned by one management employee in 2007 based on the achievement of certain performance goals, vested in 2008 when the shares became available per the restricted share agreement. Also in 2008, 84,000 restricted shares previously granted to the Company’s former President and Chief Executive Officer, vested upon termination from employment as of December 31, 2008. The weighted average grant-date fair value of restricted stock granted during 2008, 2007 and 2006 was $23.37, $32.32 and $34.94 per share, respectively.

A summary of the activity for nonvested restricted stock awards as of and for the year ended December 31, 2008 is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested balance at December 31, 2007	146,795	$34.39
Granted	84,250	$23.37
Vested	(94,000)	$11.79
Forfeited or Cancelled	(15,750)	$32.96
Nonvested balance at December 31, 2008	121,295	$26.70

12. RELATED PARTY TRANSACTIONS

In April 2007, the sale of approximately 181 acres of Upcountry Maui land to the Company’s Senior Vice President/ Corporate Development closed escrow and the Company recognized a pre-tax gain of $2.8 million. In February 2007, the $4.1 million sale ($4.0 million pre-tax gain) of approximately 157 acres of Upcountry Maui land to the Company’s former Chairman, President and Chief Executive Officer closed escrow. Prior to the closing of the latter sale, the Company leased a 3,500 square foot residence that is located on the property to the executive for $1,500 per month, which represented the estimated fair value.

These land sale agreements were structured in compliance with the Company’s policy for related party real estate sales. Such policy requires an independent appraisal of the property value, allows for a 3% discount to the sales price in lieu of broker’s commissions, and requires review and approval of the sales price by the Audit Committee of the Board of Directors (the “Committee”). The Committee reviewed the appraisals and the terms of the agreements with the other independent Directors, and the sales were approved by all of the independent Directors. The sales agreements require a deposit of $50,000 upon execution and the balance of the sales price is payable in cash upon closing of the sale. Subdivision of the land parcels is a condition precedent to the closing of the sales. The subject properties had been previously designated for sale in 2004 as part of the real estate that is considered non-core to the Company’s operations.

The Company is leasing to its current President and Chief Executive Officer for $3,500 per month, which represents the fair value, a residential property under a lease agreement through mid-2010. The property was purchased in 2005 for $2.6 million.

The Company has a 51% ownership interest in Bay Holdings, the owner and developer of The Residences at Kapalua Bay. The other members of Bay Holdings, through wholly owned affiliates, are Marriott International Inc., which owns a 34% interest in Bay Holdings, and Exclusive Resorts LLC, which owns the remaining 15% interest in Bay Holdings. Stephen M. Case, a director and largest shareholder of the Company, is the Chairman, Chief Executive Officer, and indirect beneficial owner of Revolution LLC, which is the indirect majority owner of Exclusive Resorts LLC, and thus Mr. Case may be deemed to have a beneficial interest in Bay Holdings.

13. INCOME TAXES

The Company adopted FIN 48 on January 1, 2007. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of the implementation of FIN 48, the Company increased its liability for unrecognized tax benefits by $200,000, which was accounted for as a reduction to the January 1, 2007 balance of retained earnings. In 2008 and 2007, the Company recorded $856,000 and $425,000 of interest expense and penalties for unrecognized tax benefits. As of December 31, 2008 and 2007, total accrued interest and penalties were $1,106,000 and $425,000, respectively.

The Company recognizes interest accrued related to unrecognized tax benefits as interest expense and penalties in general & administrative expense in its statement of operations, and such amounts are included in income taxes payable on the Company’s balance sheet. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)
Balance at January 1, 2008	$748
Additions based on tax positions related to the current year	31
Additions for tax positions of prior years	754
Reductions for settlements with taxing authorities	(378)
Expiration of statutes of limitation	(210)
Balance as of December 31, 2008	$945

At December 31, 2008 and 2007, $13.3 million and $2.5 million, respectively, of the unrecognized tax benefits represent taxes on revenues for which the timing of the taxability is uncertain and the liability for such taxes has been recognized as deferred tax liabilities. The acceleration of the recognition of such income would not affect the estimated annual effective tax rate, but would accelerate the payment of income taxes to earlier periods and would result in additional interest expense. At December 31, 2008 and 2007, there were $551,000 and $774,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The components of the income tax provision for 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(in thousands)
Current
Federal	$(7,956)	$3,844	$4,535
State	(875)	13	87
Total	(8,831)	3,857	4,622
Deferred
Federal	(3,757)	1,535	(654)
State	(328)	375	(252)
Total	(4,085)	1,910	(906)
Total provision (credit)	$(12,916)	$5,767	$3,716

Reconciliations between the total provision (credit) and the amount computed using the statutory federal rate of 35% were as follows:

	2008	2007	2006
	(in thousands)
Federal provision (credit) at statutory rate	$(32,309)	$4,822	$3,829
Adjusted for State income taxes, net of effect on federal income taxes	1,321	222	(67)
Valuation allowance	17,415	—	—
Federal research credits	—	(115)	(98)
Provision for FIN 48	597	81	—
Permanent differences and other	60	757	52
Total provision (credit)	$(12,916)	$5,767	$3,716

Deferred tax assets and liabilities were comprised of the following temporary differences as of December 31, 2008 and 2007:

	2008	2007
	(in thousands)
Accrued retirement benefits	$17,043	$11,217
Accrued liabilities	—	1,214
Inventory	615	396
Allowance for doubtful accounts	750	145
Stock compensation	3,187	2,456
Deferred revenue	788	—
Net operating loss and tax credit carryforwards	21,889	292
Total deferred tax assets	44,272	15,720
Valuation allowance	(30,115)	—
Deferred condemnation proceeds	(6,224)	(6,390)
Tax deferred land sales	(43)	(1,064)
Property net book value	(518)	(6,182)
Joint ventures and other investments	(3,925)	(4,027)
Other	(3,447)	(4,155)
Total deferred tax liabilities	(14,157)	(21,818)
Net deferred tax assets (liabilities)	$—	$(6,098)

As of December 31, 2008, valuation allowances have been established primarily for tax credits, net operating loss carryforwards and accrued retirement benefits to reduce future tax benefits expected to be realized. The Company had $50.7 million in federal net operating loss carryforwards at December 31, 2008, that expire in 2028. Net operating loss and tax credit carryforwards for State income tax purposes totaled $64.1 million and $2.7 million, respectively, at December 31, 2008 that expire in 2012 through 2028. In 2008, the State of Hawaii Department of Taxation completed its examination of the Company’s state income tax returns for the years 2000 through 2005. The Company’s federal income tax return for 2006 is currently under examination. Depending on the outcome of the federal examination, certain unrecognized tax benefits may decrease. The Company currently does not have enough information to estimate the range of any possible adjustments.

14. INTEREST CAPITALIZATION

Interest costs incurred in 2008, 2007 and 2006 were $2,779,000, $3,813,000 and $2,473,000, respectively, of which $343,000, $1,165,000 and $1,698,000, respectively, were capitalized.

15. ADVERTISING AND RESEARCH AND DEVELOPMENT

Advertising expense totaled $3,765,000 in 2008, $2,425,000 in 2007 and $6,314,000 in 2006. Research and development expenses totaled $1,407,000 in 2008, $1,155,000 in 2007 and $1,078,000 in 2006.

16. CONCENTRATIONS OF CREDIT RISK

A substantial portion of the Company’s trade receivables results from sales of pineapple products, primarily to food distribution customers in the United States, buyers of real estate products and travel product wholesalers. Credit is extended after evaluating creditworthiness and no collateral generally is required from customers, except for notes receivable taken on real estate sales.

17. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Except as indicated below, the carrying amount of the Company’s financial instruments approximates fair value.

Long-Term Debt:

For disclosure purposes, the Company’s long-term debt is classified within Level 2 as defined by SFAS No. 157, as the valuation inputs are based on quoted prices and market observable data of similar instruments. The fair value of long-term debt was estimated based on rates currently available to the Company for debt with similar terms and remaining maturities. The carrying amount of long-term debt at December 31, 2008 and 2007 was $133,959,000 and $59,704,000, respectively, and the fair value was $126,708,000 and $59,693,000, respectively.

18. SEGMENT INFORMATION

The Company’s reportable operating segments are Agriculture, Resort and Community Development based on how the Company’s chief operating decision maker makes decisions about allocating resources and assessing performance. Each segment is a line of business requiring different technical and marketing strategies.

Agriculture primarily includes growing, packing and marketing fresh premium pineapple products. In 2007, the Company ceased substantially all processing (canning) of solid-pack pineapple.

Resort includes the ongoing operations at the Kapalua Resort on Maui. These operations include two championship golf courses, a tennis facility, a vacation rental program, several retail outlets, and a resort activities department starting in 2008.

Community Development includes the Company’s real estate entitlement, development, construction, sales and leasing activities. This segment also includes the operations of Kapalua Realty Company, a general brokerage real estate company located within Kapalua Resort, Kapalua Water Company and Kapalua Waste Treatment Company, the Company’s Public Utilities Commission-regulated water and sewage transmission operations.

The accounting policies of the segments are the same as those described in Summary of Significant Accounting Policies, Note 1.

The financial information for each of the Company’s reportable segments for 2008, 2007, and 2006 follows:

	Agriculture	Resort	Community Development	Other(4)	Consolidated
	(in thousands)
2008
Operating revenues(1)	$27,779	$37,439	$11,394	$2,221	$78,833
Operating loss(2)	(30,425)	(19,710)	(40,007)	(287)	(90,429)
Interest expense					(2,436)
Interest income					553
Loss before income tax benefit					(92,312)
Depreciation	6,112	4,076	1,590	1,353	13,131
Equity in income of affiliates			(18,839)		(18,839)
Investment in affiliates			41,683		41,683
Segment Assets(3)	35,713	54,793	107,424	50,270	248,200
Expenditures for segment assets(5)	1,354	4,551	19,005	199	25,109
2007
Operating revenues(1)	$47,466	$35,804	$68,105	$2,695	$154,070
Operating profit (loss)(2)	(26,615)	(11,707)	53,135	627	15,440
Interest expense					(2,647)
Interest income					985
Income before income taxes					13,778
Depreciation	6,230	3,176	1,511	951	11,868
Equity in income of affiliates			16,832		16,832
Investment in affiliates			59,792		59,792
Segment Assets(3)	50,973	49,947	127,741	42,515	271,176
Expenditures for segment assets(5)	6,845	4,552	46,971	10,282	68,650
2006
Operating revenues(1)	$65,194	$46,098	$67,326	$279	$178,897
Operating profit (loss)(2)	(18,580)	(6,426)	36,236	(881)	10,349
Interest expense					(775)
Interest income					1,367
Income before income taxes					10,941
Depreciation	7,919	3,249	781	425	12,374
Equity in losses of affiliates			(5,340)		(5,340)
Investment in affiliates			10,041		10,041
Segment Assets(3)	58,607	49,301	80,867	31,424	220,199
Expenditures for segment assets(5)	21,320	4,147	36,825	8,905	71,197

(1)                                  Amounts are principally revenues from external customers and exclude equity in earnings of affiliates and interest income. Intersegment revenues were insignificant. Sales of Hawaii grown pineapple to customers located in foreign countries were approximately $1.3 million, $1.4 million, and $2.8 million, respectively in 2008, 2007 and 2006.

(2)                                  “Operating profit (loss)” is total operating revenues, less operating costs and expenses, plus equity in earnings and losses of affiliates (excludes interest income, interest expense and income taxes).

(3)                                  “Segment assets” are located in the United States.

(4)                                  Consists primarily of miscellaneous corporate transactions and assets.

(5)                                  Primarily includes expenditures for property, deferred costs and contributions to affiliates.

19. COMMITMENTS AND CONTINGENCIES

Pursuant to a 1999 settlement agreement with the County of Maui, the Company and several chemical manufacturers have agreed that until December 1, 2039, they will pay for 90% of the capital cost to install filtration systems in any future water wells if the presence of a nematocide commonly known as DBCP exceeds specified levels, and for the ongoing maintenance and operating cost for filtration systems on existing and future wells. The Company estimated its share of the cost to operate and maintain the filtration systems for the existing wells and its share of the cost of a letter of credit used to secure its obligations, and recorded a liability of $250,000 in 1999. The Company recognized an additional liability and expense of $51,000 since 1999; and paid $238,000 in 2005 for its share of the capital costs to install a filtration system for an existing well. The Company is presently not aware of any plans by the County of Maui to install other filtration systems or to drill any water wells in areas affected by agricultural chemicals. Accordingly, a reserve for costs relating to any future wells has not been recorded because the Company is not able to reasonably estimate the amount of liability (if any).

Pursuant to loan agreements of certain equity investments, the Company and the other members of the respective joint ventures have guaranteed to lenders each investors pro rata share of costs and losses that may be incurred by the lender as a result of the occurrence of specified triggering events. These guarantees do not include full payment of the loans. At December 31, 2008, the Company has recognized liabilities of $1,061,000 representing the estimated fair value of its obligations under these agreements (see Note 4).

In addition to the matters noted above, there are various other claims and legal actions pending against the Company. In the opinion of management, after consultation with legal counsel, the resolution of these other matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

The Company, as an investor in various affiliates (partnerships, limited liability companies), may under specific circumstances be called upon to make additional capital contributions.

The Company is obligated to purchase the spa, beach club improvements and the sundry store from Bay Holdings at actual construction cost. Terms of the purchase are being negotiated with the members of Bay Holdings. The cost of the facilities is currently estimated to be approximately $35 million.

The Company has a contractual obligation to the LPGA to sponsor an annual 72-hole stroke play golf tournament for five years beginning in October 2008. The cost of such a tournament, including the production and the purse is significant and the Company is currently seeking a title sponsor to defray part of the cost. Commitments for the purse, sanction fees and scoring system are approximately $6.7 million for 2009 through 2012.

At December 31, 2008, the Company had commitments under other signed contracts totaling $6.7 million which primarily relate to real estate development projects.

20. PRIVATE PLACEMENT OF COMMON STOCK

In March 2007, the Company entered into a Securities Purchase Agreement with two accredited investors, Ohana Holdings, LLC and ZG Ventures, LLC, pursuant to which the Company raised approximately $14,900,000 in net proceeds through a private placement of 517,242 shares of common stock at a purchase price of $29.00 per share. Miles R. Gilburne, who was elected to the Company’s Board of Directors in May 2007, is the managing member of ZG Ventures, LLC. In 2008, the Company registered for resale the shares on a registration statement filed with the Securities and Exchange Commission.

21. SUBSEQUENT EVENTS

On March 17, 2009, the Company entered into a sale and purchase agreement to sell approximately 263 acres and the improvements thereon comprising the Plantation Golf Course at the Kapalua Resort for $50 million, and on March 27, 2009, the transaction was consummated. Concurrent with the closing of the sale and purchase agreement, the Company entered into an agreement to lease back the golf course, including the retail shop for a period of two years at a fixed rental rate of $4.0 million per year (the “Ground Lease”), and an agreement to lease back the portion of the Plantation Clubhouse comprising the retail shop for a period of five years, which will commence after the Ground Lease expires or is terminated. Proceeds from the sale were used to reduce borrowings under the Company’s line of credit agreement by $45 million (see Note 5).

For the nine months ended September 30, 2009, the Company incurred a net loss of $92.9 million and had negative cash flows from operations of $19.6 million.  Net loss for the nine months ended September 30, 2009, included impairment charges totaling $37.4 million related to its investments in affiliates, deferred development costs, and real estate held for sale.  At September 30, 2009, the Company had amounts outstanding under borrowing agreements of approximately $92.8 million; and approximately $15.6 million available under existing lines of credit and $855,000 in cash and cash equivalents; and a deficiency in stockholders’ equity (total liabilities exceeded total assets) of $60.1 million.

At September 30, 2009, the Company had $52.8 million of borrowings outstanding under agreements that were scheduled to mature in March 2010, with financial covenants requiring among other things, a minimum of $10 million in liquidity and a limitation on new indebtedness.  Failure to satisfy the minimum liquidity covenants or to otherwise default under one credit agreement could result in a default under both credit agreements as well as a default under the $40 million senior secured convertible notes. Defaults under the credit agreements could result in all outstanding borrowings becoming immediately due and payable. A default under the senior secured convertible notes could require the Company to redeem the notes at 115% of the outstanding amount of principal and accrued interest.

The Company’s cash outlook for the next twelve months and ability to continue to meet its financial covenants is highly dependent on selling certain real estate assets in a difficult market. If the Company is unable to meet its financial covenants resulting in the borrowings becoming immediately due, the Company would not have sufficient liquidity to repay such outstanding borrowings. In addition, the Company has a commitment to purchase the spa, beach club improvements and the sundry store from Bay Holdings at actual construction costs of approximately $35 million. The Company is negotiating with the other members of Bay Holdings to restructure the purchase and sale of the assets and avoid immediate cash requirements.  The Company does not currently have the cash resources to complete the purchase.  On June 30, 2009, the Company announced that due to a lack of a title sponsor, it is unable to hold the 2009 LPGA event that was scheduled for October, which has resulted in a dispute with the LPGA, which can be resolved by mediation and if necessary by binding arbitration.  In addition, on September 1, 2009, M. Yamamura and Sons, Inc. (“Yamamura”) filed a lawsuit against the Company which alleges that the Company materially breached the planting agreement by not providing a planting schedule for 2009 and by asking Yamamura to cease planting pineapple for the Company, and that the Company unilaterally restricted and impaired the value of Yamamura’s benefits under the planting agreement. The Company is not able to estimate the losses, if any, that might result from the outcome of these disputes; accordingly, no provisions for losses have been recorded.  The Company is also subject to other commitments and contingencies that could negatively impact its future cash flows as described in Note 19.  These circumstances raise substantial doubt about the Company’s ability to continue as a going concern and there can be no assurance that the Company will be able to successfully achieve its initiatives discussed below in order to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In response to these circumstances, the Company is undertaking several financial and strategic initiatives to reduce cash commitments and generate cash flow from a variety of sources, including the sale of several real estate assets. In the third quarter of 2009, the Company concluded the sale of two properties that resulted in total cash proceeds (net of selling costs) of $11.5 million, and in October 2009, the Company entered into revised revolving credit agreements.  The Company’s $45 million line of credit was increased to $50 million, the maturity extended from March 2010 to March 2011, and the minimum liquidity requirement was reduced from $10 million to $8 million.  The maturity and liquidity covenant of the Company’s $25 million line of credit was similarly amended.  In March 2009, the Company sold the Plantation Golf Course and repaid $45 million of debt.  The Company has renegotiated agreements to eliminate approximately $6 million of 2009 cash commitments (net of cancellation fees); and is currently in the process of negotiating additional deferrals of 2009 payments into 2010 and later.  In addition, the Company has taken several other actions to reduce cash outflows including reducing its total number of employees by approximately 183, or 23%, in the first nine months of 2009, as well as other measures to reduce operating expenses. The Company is actively in the process of attempting to sell several selected real estate assets to provide additional liquidity and to further reduce debt.  The Company is also working on engaging third parties to operate certain of its operations in order to reduce overhead and cash requirements and may conclude an equity financing transaction.

Failure to sell real estate assets or to maintain compliance with financial covenants would have a material adverse impact on the Company’s financial condition and results of operations.  There can be no assurance that the Company will be able to sell real estate assets at acceptable prices, or at all, or that it will be able to maintain compliance with financial covenants, which raises substantial doubt about the Company’s ability to continue as a going concern.

In September 2009, Bay Holdings recorded an impairment loss totaling $208.8 million to reflect an impairment of the carrying value of its real estate inventories (whole and fractional condominium units) held for sale.  The impairment loss reflects higher default rates on actual whole and fractional unit closing than was anticipated once construction was completed in June 2009, and also reflects a change in forecasted sales revenue on the unsold whole and fractional units that substantially reduces expected margins for those remaining units.  The equity in the losses of Bay Holdings recorded by the Company was limited to the remaining carrying value of this investment on the Company’s balance sheet including its unsecured loan to Bay Holdings of $3.6 million and also including the Company’s estimated share of its completion guarantee for $2.5 million.  The Company has no funding commitments relating to Bay Holdings beyond this amount.  For the nine-months ended September 30, 2009, the Company’s equity in losses of Bay Holdings was $47.2 million, including an impairment charge of $21.3 million recorded in June 30, 2009 to reflect what management believed to be an impairment in the carrying value of its investment in Bay Holdings.  As a result, the Company’s carrying value of its investment in Bay Holdings and its $3.6 million loan due from Bay Holdings were written down to zero and, accordingly, the Company does not expect to recover any amounts from its investment in Bay Holdings.

On November 2, 2009, the Board of Directors of the Company approved the immediate cessation of the Company’s pineapple planting and the cessation of other pineapple agriculture operations.  The Company expects that costs for employee severance, property clean-up, accelerated depreciation due to shortened useful lives of fixed assets, and non-cash impairment charges to fixed assets and inventories, net of estimated sales proceeds of certain assets, will be approximately $16.8 million in the fourth quarter of 2009.  The Company is currently unable to estimate the cost to terminate a private grower pineapple supply contract, the effect on its pension and postretirement plans, or of the cost of termination benefits that may be required by the collective bargaining agreements covering 193 of the 208 employees to be terminated before December 31, 2009.

SUMMARIZED QUARTERLY RESULTS

(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except share amounts)
2008
Product revenues	$15,272	10,268	$10,802	$8,022
Service revenues	10,097	7,293	8,317	8,762
Gross profit (loss)—product revenues(1)	5,104	2,858	(1,371)	(2,482)
Net income (loss)(1)	(414)	272	(8,695)	(70,559)
Net income (loss) per common share:
Basic(1)	$(.05)	$.03	$(1.09)	$(8.86)
Diluted(1)	(.05)	.03	(1.09)	(8.86)
2007
Product revenues	$50,087	$30,332	$21,151	$16,620
Service revenues	10,896	8,358	7,343	9,283
Gross profit—product revenues	36,901	12,002	8,178	6,002
Net income (loss)	15,714	(3,510)	(155)	(4,038)
Net income (loss) per common share:
basic	$2.12	$(.44)	$(.02)	$(.51)
diluted	2.10	(.44)	(.02)	(.51)

(1)                                  Subsequent to the Company’s issuance of Form 10-Q for the quarter ended March 31, 2008, the Company determined that the cumulative effect of changing its method of accounting for pineapple juice inventories from the LIFO to FIFO method of $326,000 (net of income taxes of $191,000) should not have been recorded to beginning retained earnings; rather, the cumulative effect should have been recorded as an adjustment in the statement of operations in 2008. As a result, the gross profit-product revenues, net income (loss) and basic and diluted net income (loss) per share for the first quarter of 2008 have been corrected from $4,587, $(740), and $(.09) for basic and diluted per share amounts that were previously reported, to $5,104, $(414), and $(.05) for basic and diluted per share amounts.